Exhibit 3.1

CERTIFICATE OF DESIGNATIONS, PREFERENCES AND PRIVILEGES

of the

SERIES A CONVERTIBLE PREFERRED STOCK

(Par Value $.01 Per Share)

of

AMTECH SYSTEMS, INC.

Pursuant to Section 10-602 of the

Arizona Business Corporation Act

The undersigned duly authorized officer of Amtech Systems, Inc. (the “Corporation”), a corporation organized and existing under the Arizona Business Corporation Act, DOES HEREBY CERTIFY:

WHEREAS, the Articles of Incorporation of the Corporation authorizes the issuance of One Hundred Million (100,000,000) shares of blank preferred stock issuable from time to time in one or more series; and

WHEREAS, pursuant to the authority granted to it pursuant to the Corporation’s Articles of Incorporation, the board of directors of the Corporation (the “Board of Directors”) desires to create a class of preferred stock designated as “Series A Convertible Preferred Stock”.

NOW, THEREFORE, BE IT RESOLVED, that the Board of Directors deems it advisable and does hereby fix and designate a series of preferred stock known as “Series A Convertible Preferred Stock,” and does hereby give such series the designation, powers, preferences, qualifications, limitations and restrictions as set forth below:

A. Designation and Ranking.

1. Designation. A total of Five Hundred Forty Thousand (540,000) shares of the Corporation’s preferred stock shall be designated as “Series A Convertible Preferred Stock.”

2. Ranking. The Series A Convertible Preferred Stock shall rank (i) prior to the Corporation’s common stock, par value $.01 per share (“Common Stock”), (ii) prior to any class or series of capital stock of the Corporation hereafter created specifically ranking, by its terms, junior to the Series A Convertible Preferred Stock; (iii) pari passu with any class or series of capital stock of the Corporation hereafter created specifically ranking, by its terms, on parity with the Series A Convertible Preferred Stock; (iv) junior to any class or series of capital stock of the Corporation hereafter created (with the consent of the holders of Series A Convertible Preferred Stock obtained in accordance with the terms hereof) specifically ranking, by its terms, senior to the Series A Convertible Preferred Stock, in each case as to distribution of assets upon liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary. So long as any shares of Series A Convertible Preferred Stock remain outstanding, the Corporation shall not, without the vote or written consent by the holders of at least a majority in interest of the then outstanding shares of the Series A Convertible Preferred Stock, authorize or issue, or obligate itself to issue, any other equity security (including any security convertible into or exercisable for any equity security) senior or pari passu to the Series A Convertible Preferred Stock as to dividend rights or conversion rights or liquidation preferences. No consent or approval of the holders of the Series A Convertible Preferred Stock shall be required for any issuance by the Corporation of any other equity security (including any security convertible into or exercisable for any equity security) junior to the Series A Convertible Preferred Stock as to dividend rights or conversion rights or liquidation preferences.

B. Dividends.

1. Rate. Holders of shares of Series A Convertible Preferred Stock shall be entitled to receive, when and as authorized by the Board of Directors, out of funds or other assets legally available for the payment of distributions, fixed preferential distributions at a rate of $0.32 per share per annum (which amount shall be subject to equitable adjustment whenever there shall occur a stock dividend, stock split, combination, reorganization, recapitalization, reclassification or other similar event involving the Series A Convertible Preferred Stock). Such distributions shall accumulate on a daily basis and be cumulative from the date of original issuance and shall be payable semi-annually in arrears on the 15th day of October and April of each year or, if not a business day, the next succeeding business day, commencing in October, 2005, and as soon as practicable but in no event later than 15 days after the date upon of conversion with respect to any share of Series A Convertible Preferred Stock that has been converted as provided herein (each a “Distribution Payment Date”). Distributions to be made on any Distribution Payment Date that occurs prior to the date on which a registration statement is filed by the Corporation registering for reoffer and resale Common Stock to be issued upon conversion of the Series A Convertible Preferred Stock, and for the payment of distributions to the holders of Series A Convertible Preferred Stock, has become effective (the “Effective Date”) shall be paid in cash. Distributions to be made on any Distribution Payment Date occurring after the Effective Date may be paid, at the Corporation’s option, in cash or by the issuance of shares of Common Stock based on the average Trade Price (as defined in Section E.5) for the ten consecutive days on which the Trade Price can be determined that immediately precede the date that is five (5) business days prior to the Distribution Payment Date. Instead of issuing any fractional shares of Common Stock that would otherwise be issued pursuant to this Section 2(B), the Corporation shall round up to the next whole share of Common Stock, and the determination as to whether any fractional shares of Common Stock shall be rounded up shall be made with respect to the aggregate number of shares of Common Stock received by a holder on a Distribution Payment Date with respect to all of the Series A Convertible Preferred Stock owned by such holder. Any distribution payable on the Series A Convertible Preferred Stock for any partial distribution period shall be prorated. Distributions shall be payable to holders of record as they appear in the share records of the Corporation at the close of business on the applicable record date, which shall be the first day of the calendar month in which the applicable Distribution Payment Date falls or such other date designated by the Board of Directors for the payment of distributions that is not more than 30 nor less than 10 days prior to such Distribution Payment Date.

2. Certain Restrictions. No distribution on the Series A Convertible Preferred Stock shall be authorized by the Board of Directors or paid or set apart for payment by the Corporation at such time as the terms and provisions of any agreement of the Corporation, including any agreement relating to its indebtedness, prohibits such declaration, payment or setting apart for payment or provides that such declaration, payment or setting apart for payment would constitute a breach thereof, or a default thereunder, or if such declaration or payment shall be restricted or prohibited by law.

3. Accumulation. Notwithstanding anything to the contrary contained herein, distributions on the Series A Convertible Preferred Stock shall accumulate whether the restrictions referred to in Section B(2) exist, whether the Corporation has earnings, whether there are funds legally available for the payment of such distributions and whether such distributions are authorized to be paid.

4. Payment of Dividends on Junior Securities. If any shares of Series A Convertible Preferred Stock are outstanding (i) no distributions will be authorized or paid or set apart for payment on any equity securities of the Corporation of any other class or series ranking, as to distributions, junior to the Series A Convertible Preferred Stock (other than with respect to Common Stock, which is provided for in this Section B(4)(ii)) unless full cumulative distributions have been or contemporaneously are authorized and paid or authorized and a sum sufficient for the payment thereof irrevocably set apart for such payment on the Series A Convertible Preferred Stock for all past distribution periods and the then current distribution period, and (ii) no distributions will be authorized or paid or set apart for payment on the Corporation’s Common Stock. No interest, or sum of money in lieu of interest, shall be payable in respect of any distribution payment or payments on the Series A Convertible Preferred Stock which may be in arrears.

C. Liquidation, Dissolution or Winding Up.

1. Treatment at Sale, Liquidation, Dissolution or Winding Up. In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, before any distribution or payment is made to any holders of any shares of Common Stock or any other class or series of capital stock of the Corporation designated to be junior to the Series A Convertible Preferred Stock, and subject to the liquidation rights and preferences of any class or series of Preferred Stock designated to be senior to, or on a parity with, the Series A Convertible Preferred Stock, the holders of shares of Series A Convertible Preferred Stock shall be entitled to be paid first out of the assets of the Corporation available for distribution to holders of the Corporation’s capital stock, whether such assets are capital, surplus or earnings, an amount equal to the original per share issuance price of the Series A Convertible Preferred Stock (which amount shall be subject to equitable adjustment whenever there shall occur a stock dividend, stock split, combination, reorganization, recapitalization, reclassification or other similar event involving the Series A Convertible Preferred Stock) plus any dividends accrued or declared but unpaid on such shares (such amount, as so determined, is referred to herein as the “Series A Liquidation Value” with respect to such shares).

2. Insufficient Funds. If upon such liquidation, dissolution or winding up the assets or surplus funds of the Corporation to be distributed to the holders of shares of Series A

Convertible Preferred Stock and any other then-outstanding shares of the Corporation’s capital stock ranking on a parity with respect to payment on liquidation with the Series A Convertible Preferred Stock (such shares being referred to herein as the “Series A Parity Stock”) shall be insufficient to permit payment to such respective holders of the full Series A Liquidation Value and all other preferential amounts payable with respect to the Series A Convertible Preferred Stock and such Series A Parity Stock, then the assets available for payment or distribution to such holders shall be allocated among the holders of the Series A Convertible Preferred Stock and such Series A Parity Stock, pro rata, in proportion to the full respective preferential amounts to which the Series A Convertible Preferred Stock and such Series A Parity Stock are each entitled.

3. Distributions of Property. Whenever the distribution provided for in this Section C shall be payable in property other than cash, the value of such distribution shall be the fair market value of such property as determined in good faith by the Board of Directors.

D. Voting Power.

1. Election of Director. So long as at least 270,000 shares of Series A Convertible Preferred Stock are outstanding, in each election of directors to be undertaken by the Corporation, the shares of Series A Convertible Preferred Stock then outstanding, voting as a class, shall have the right and power to elect one director to the Board of Directors.

2. Other Matters. Except as otherwise required by law, each holder of Series A Convertible Preferred Stock shall be entitled to vote on all matters submitted to a vote of shareholders of the Corporation, other than the election of directors (other than with respect to the director that is to be elected in accordance with Section D(1), who shall be elected in accordance with such Section), and shall be entitled to that number of votes equal to the number of whole shares of Common Stock into which such holder’s shares of Series A Convertible Preferred Stock could then be converted, pursuant to the provisions of Section E hereof, at the record date for the determination of stockholders entitled to vote on such matter or, if no such record date is established, at the date such vote is taken or any written consent of stockholders is solicited. Except as otherwise required by law or as expressly provided herein, the holders of shares of Series A Convertible Preferred Stock and Common Stock shall vote together as a single class on all matters.

E. Conversion Rights. The holders of the Series A Convertible Preferred Stock shall have the following rights with respect to the conversion of such shares into shares of Common Stock:

1. General. Subject to and in compliance with the provisions of this Section E, any or all shares of the Series A Convertible Preferred Stock may, at the option of the holder thereof, be converted at any time into fully-paid and non-assessable shares of Common Stock. The number of shares of Common Stock that a holder of Series A Convertible Preferred Stock shall be entitled to receive upon conversion shall be the product obtained by multiplying the Series A Applicable Conversion Rate on the date the certificate is surrendered for conversion (determined as provided in Section E(2)) by the number of shares of Series A Convertible Preferred Stock being converted at any time.

2. Applicable Conversion Rate. The conversion rate in effect at any time for the Series A Convertible Preferred Stock (the “Series A Applicable Conversion Rate”) shall be the quotient obtained by dividing $4.00 by the Series A Applicable Conversion Value, as defined in Section E(3). Initially, the Series A Applicable Conversion Rate shall be one (1), and each share of Series A Convertible Preferred Stock shall initially be convertible into one (1) share of Common Stock.

3. Applicable Conversion Value. The Series A Applicable Conversion Value in effect from time to time, except as adjusted in accordance with Section E(4) hereof, shall be $4.00 with respect to the Series A Convertible Preferred Stock (the “Series A Applicable Conversion Value”).

4. Adjustment to Series A Applicable Conversion Value. Upon the happening of an Extraordinary Common Stock Event (as hereinafter defined), the Series A Applicable Conversion Value shall, simultaneously with the happening of such Extraordinary Common Stock Event, be adjusted by multiplying each of the Series A Applicable Conversion Value by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to such Extraordinary Common Stock Event and the denominator of which shall be the number of shares of Common Stock outstanding immediately after such Extraordinary Common Stock Event, and the product so obtained shall thereafter be the Series A Applicable Conversion Value. The Series A Applicable Conversion Value, as so adjusted, shall be readjusted in the same manner upon the happening of any successive Extraordinary Common Stock Event or Events. An “Extraordinary Common Stock Event” shall mean (i) the issue of additional shares of Common Stock or any right to acquire shares of Common Stock for no consideration as a dividend or other distribution on outstanding shares of Common Stock, (ii) a subdivision of outstanding shares of Common Stock into a greater number of shares of Common Stock (by stock split, reclassification or otherwise), or (iii) a combination or reverse stock split of outstanding shares of Common Stock into a smaller number of shares of Common Stock. In the event that the Corporation shall declare or pay, without consideration, any dividend on the Common Stock payable in any right to acquire shares of Common Stock for no consideration, then the Corporation shall be deemed to have made a dividend payable in shares of Common Stock in an amount equal to the maximum number of shares issuable upon exercise of such rights to acquire Common Stock.

5. Forced Conversion of Series A Convertible Preferred Stock.

(a) If at any time the Common Stock shall have an average Trade Price (as defined below) of $5.50 per share for thirty (30) consecutive days on which the Trade Price of the Common Stock can be determined, provided that (i) the average daily trading volume for such thirty (30) consecutive days is at least 20,000 shares and (ii) each of the days in such thirty (30) day period occurs on or after the Effective Date (as defined in Section B.(1)) then all outstanding shares of Series A Convertible Preferred Stock shall be converted automatically into the number of shares of Common Stock into which such shares of Series A Convertible Preferred Stock are convertible pursuant to Section E hereof as of the date that such average Trade Price of the Common Stock is determined in accordance with this Section 5, without any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the Corporation or its transfer agent. For the purposes hereof, “Trade Price” shall mean the trade price of the Common Stock on the Nasdaq National Market (“Nasdaq”) as reported by

Bloomberg Financial Markets, or an equivalent reliable reporting service mutually acceptable to and hereafter designated by the holders of a majority in interest of the shares of Series A Convertible Preferred Stock and the Corporation (“Bloomberg”) or, if the Nasdaq is not the principal trading market for such security, the trade price of such security on the principal securities exchange or trading market where such security is listed or traded as reported by Bloomberg, or if the foregoing do not apply, the trade price of such security in the over-the-counter market on the electronic bulletin board for such security as reported by Bloomberg, or, if no trade price of such security is available in the over-the-counter market on the electronic bulletin board for such security or in any of the foregoing manners, the bid price of any market maker for such security that is listed in the “pink sheet” by the National Quotation Bureau, Inc. If the Trade Price cannot be calculated for such security on such date in the manner provided above, the Trade Price shall be the fair market value as mutually determined by the Corporation and the holders of a majority in interest of shares of Series A Convertible Preferred Stock being converted for which the calculation of the Trade Price is required.

(b) Surrender of Certificates Upon Forced Conversion. Except as otherwise expressly provided for herein, upon the occurrence of the conversion events specified in the preceding subsection (a), the holders of the Series A Convertible Preferred Stock shall, upon notice from the Corporation, surrender the certificates representing such shares at the office of the Corporation or of its transfer agent for the Common Stock. As soon as practicable thereafter (but in any event within 10 business days), the Corporation shall issue and deliver to such holder a certificate or certificates for the number of shares of Common Stock into which the shares of Series A Convertible Preferred Stock so surrendered were convertible on the date on which such conversion occurred. The Corporation shall not be obligated to issue such certificates unless certificates evidencing the shares of Series A Convertible Preferred Stock being converted are either delivered to the Corporation or any such transfer agent, or the holder notifies the Corporation that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection therewith. Such conversion shall be deemed to have been effected immediately upon the occurrence of the conversion events specified in the preceding subsection (a), and at such time the rights of the holder as holder of the converted shares of Series A Convertible Preferred Stock shall cease and the person(s) in whose name(s) any certificate(s) for shares of Common Stock shall be issuable upon such conversion shall be deemed to have become the holder or holders of record of the shares of Common Stock represented thereby.

6. Capital Reorganization or Reclassification. If the Common Stock issuable upon the conversion of the Series A Convertible Preferred Stock shall be changed into the same or different number of shares of any class or classes of capital stock, whether by capital reorganization, recapitalization, reclassification or otherwise (other than a subdivision or combination of shares or stock dividend provided for elsewhere in this Section E, or a merger, consolidation, sale of all or substantially all of the Corporation’s assets to any other person or the disposition of more than 50% of the voting power of the Corporation), then and in each such event the holder of each share of Series A Convertible Preferred Stock shall have the right thereafter to convert such share into the kind and amount of shares of capital stock and other securities and property receivable upon such reorganization, recapitalization, reclassification or other change by the holders of the number of shares of Common Stock into which such shares of Series A Convertible Preferred Stock might have been converted immediately prior to such reorganization, recapitalization, reclassification or change, all subject to further adjustment as provided herein.

7. Preemptive Rights.

(a) Preemptive Rights Upon Issuances of Common Stock or Convertible Securities. If the Corporation shall, while there are any shares of Series A Convertible Preferred Stock outstanding, issue or sell shares of its Common Stock, then and in such event, the holders of the Series A Convertible Preferred Stock shall have the preemptive right to purchase a pro rata portion of such shares proposed to be offered based on the number of shares of Series A Preferred Stock held relative to the total number of shares of Common Stock issued and outstanding on a Common Stock equivalent basis, as though the Series A Preferred Stock had been at that time then converted. This preemptive right shall terminate and be of no further force and effect upon the conversion of Series A Convertible Preferred Stock into Common Stock. For the purposes of this Section E(7), the issuance of any warrants, options, subscription or purchase rights with respect to shares of Common Stock and the issuance of any securities convertible into or exchangeable for shares of Common Stock, or the issuance of any warrants, options, subscription or purchase rights with respect to such convertible or exchangeable securities, shall be deemed an issuance of Common Stock.

In order to implement the foregoing preemptive rights, the Corporation shall notify the holders of the Series A Convertible Preferred Stock of any proposed sale of securities. Such a notice shall be in writing and shall include the price and terms pursuant to which the applicable securities are proposed to be sold and the characteristics of the applicable securities. Upon receipt of such notice and within fifteen (15) days thereafter, the holders of the Series A Convertible Preferred Stock shall provide notice to the Corporation of whether and the extent to which the applicable Series A Convertible Preferred Stock holder intends to exercise its preemptive right. The applicable securities may only be offered and sold only at the price and on terms set forth in the notice to the holders of the Series A Convertible Preferred Stock following the expiration of this 15-day period. In the event the Corporation proposes to alter the price or terms, or the characteristics of the security proposed to be sold from that within the notice, an additional notice shall be provided setting forth the new price, terms and characteristics and the holders of the Series A Convertible Preferred Stock shall have the opportunity, in accordance with the procedures set forth above, and the right to exercise a preemptive right at the new price, terms or to acquire the securities with the different characteristics, as applicable.

(b) Exceptions to Preemptive Rights. This Section E(7) shall not apply under any of the circumstances which would constitute an Extraordinary Common Stock Event (as described above). Further, this Section E(7) shall not apply with respect to:

(i) the issuance of shares (inclusive of shares subject to outstanding employee options) of Common Stock (or options to purchase such shares of Common Stock), issuable to employees, officers or directors of the Corporation at prices or exercise prices determined by the Board of Directors;

(ii) the issuance of shares of Common Stock upon the exercise of currently outstanding warrants or options; and

(iii) the issuance of shares of Common Stock upon the conversion of any shares of Series A Convertible Preferred Stock.

8. Certificate as to Adjustments; Notice by Corporation. In each case of an adjustment or readjustment of the Series A Applicable Conversion Rate, the Corporation at its expense will furnish each holder of Series A Convertible Preferred Stock with a certificate prepared by the Chief Financial Officer of the Corporation, showing such adjustment or readjustment, and stating in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written request at any time of any such holder, furnish or cause to be furnished to such holder a like certificate setting forth (i) such adjustments and readjustments, (ii) Series A Applicable Conversion Rate at the time in effect, and (iii) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of the Series A Preferred Stock, as the case may be.

9. Exercise of Conversion Privilege. To exercise its conversion privilege, a holder of Series A Convertible Preferred Stock shall surrender the certificate or certificates representing the shares being converted to the Corporation at its principal office, and shall give written notice to the Corporation at that office that such holder elects to convert such shares. Such notice shall also state the name or names (with address or addresses) in which the certificate or certificates for shares of Common Stock issuable upon such conversion shall be issued. The certificate or certificates for shares of Series A Convertible Preferred Stock surrendered for conversion shall be accompanied by proper assignment thereof to the Corporation or in blank. The date when such written notice is received by the Corporation, together with the certificate or certificates representing the shares of Series A Convertible Preferred Stock being converted, shall be the “Conversion Date.” As promptly as practicable after the Conversion Date, the Corporation shall issue and shall deliver to the holder of the shares of Series A Convertible Preferred Stock being converted, or on its written order, such certificate or certificates as it may request for the number of whole shares of Common Stock issuable upon the conversion of such shares of Series A Convertible Preferred Stock in accordance with the provisions of this Section E, rounded up to the nearest whole share as provided in Section E(10), in respect of any fraction of a share of Common Stock issuable upon such conversion. Such conversion shall be deemed to have been effected immediately prior to the close of business on the Conversion Date, and at such time the rights of the holder as holder of the converted shares of Series A Convertible Preferred Stock shall cease and the person(s) in whose name(s) any certificate(s) for shares of Common Stock shall be issuable upon such conversion shall be deemed to have become the holder or holders of record of the shares of Common Stock represented thereby.

10. No Issuance of Fractional Shares. No fractional shares of Common Stock or scrip representing fractional shares shall be issued upon the conversion of shares of Series A Convertible Preferred Stock. Instead of any fractional shares of Common Stock which would otherwise be issuable upon conversion of Series A Convertible Preferred Stock, the Corporation shall round up to the next whole share of Common Stock issuable upon the conversion of shares of Series A Convertible Preferred Stock. The determination as to whether any fractional shares of Common Stock shall be rounded up shall be made with respect to the aggregate number of shares of Series A Convertible Preferred Stock being converted at any one time by any holder thereof, not with respect to each share of Series A Convertible Preferred Stock being converted.

11. Partial Conversion. In the event some but not all of the shares of Series A Convertible Preferred Stock represented by a certificate(s) surrendered by a holder are converted, the Corporation shall execute and deliver to or on the order of the holder, at the expense of the Corporation, a new certificate representing the number of shares of Series A Convertible Preferred Stock which were not converted.

12. Reservation of Common Stock. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock solely for the purpose of effecting the conversion of the shares of the Series A Convertible Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Series A Convertible Preferred Stock (including any shares of Series A Convertible Preferred Stock represented by any warrants, options, subscription or purchase rights for Series A Convertible Preferred Stock), and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series A Convertible Preferred Stock (including any shares of Series A Convertible Preferred Stock represented by any warrants, options, subscriptions or purchase rights for such Preferred Stock), the Corporation shall take such action as may be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose, including, without limitation, using its best efforts to obtain the requisite shareholder approval of any necessary amendment to the Corporation’s Articles of Incorporation.

13. No Reissuance of Series A Convertible Preferred Stock. No share or shares of Series A Convertible Preferred Stock acquired by the Corporation by reason of redemption, purchase, conversion or otherwise shall be reissued, and all such shares shall be cancelled, retired and eliminated from the shares which the Corporation shall be authorized to issue. The Corporation shall from time to time take such appropriate corporate action as may be necessary to reduce the authorized number of shares of the Series A Convertible Preferred Stock.

14. Merger, Consolidation, Sale of Assets or Change of Control. If at any time there shall be a merger or consolidation of the Corporation with or into another corporation or other entity (other than a merger or reorganization involving only a change in the state of incorporation of the Corporation), or the sale of all or substantially all of the Corporation’s assets to any other person, or any transaction or series of transactions in which more than 50% of the voting power of the Corporation is disposed, then at the option of each holder of Series A Convertible Preferred Stock:

(a) the Corporation shall redeem all of the Series A Convertible Preferred Stock held by such holder of Series A Convertible Preferred Stock at the time of such event by paying in cash a redemption price equal to the Series A Liquidation Value of such redeemed Series A Convertible Preferred Stock. Notice of any such redemption and the date of such redemption (the “Redemption Date”) shall be given to each record holder of the Series A Convertible Preferred Stock in accordance with Sections I and J hereof. The giving of notice of a Redemption Date shall not impair or otherwise affect the conversion rights of the holders of the Series A Convertible Preferred Stock for any conversion prior to such Redemption Date. Shares of Series A Convertible Preferred Stock which are redeemed shall assume the status of authorized but unissued shares of the Corporation’s authorized class of preferred stock; or

(b) such holder of Series A Convertible Preferred Stock will be entitled, at the time of such event, to receive on conversion of the Series A Convertible Preferred Stock the consideration which the holder would have received had such holder converted immediately prior to the occurrence of such event. Notice of any such event and the date of such event shall be given to each record holder of the Series A Convertible Preferred Stock in accordance with Section J and J hereof.

Within five (5) days of receipt by a holder of Series A Convertible Preferred Stock of a notice given by the Corporation in accordance with this Section 14, such holder shall give notice to the Corporation in accordance with Section J hereof of its election to have all of its shares of Series A Convertible Preferred Stock either redeemed pursuant to Section 14(a) hereof or converted pursuant to Section 14(b) hereof. The giving of such notice by a holder of Series A Convertible Preferred Stock for redemption or conversion pursuant to this Section 14 shall not impair or otherwise affect the conversion rights of the holders of the Series A Convertible Preferred Stock for any conversion prior to the Redemption Date or the date on which such shares are converted pursuant to Section 14(b) hereof, as applicable.

F. Registration of Transfer. The Corporation will keep at its principal office a register for the registration of shares of Series A Convertible Preferred Stock. Upon the surrender of any certificate representing shares of Series A Convertible Preferred Stock at such place, the Corporation will, at the request of the record holders of such certificate, execute and deliver (at the Corporation’s expense) a new certificate or certificates in exchange therefore representing the aggregate number of shares of Series A Convertible Preferred Stock represented by the surrendered certificate. Each such new certificate will be registered in such name and will represent such number of shares of Series A Convertible Preferred Stock as is required by the holder of the surrendered certificate and will be substantially identical in form to the surrendered certificate.

G. Replacement. Upon receipt of evidence reasonably satisfactory to the Corporation (an affidavit of the registered holder will be satisfactory) of the ownership and the loss, theft, destruction or mutilation of any certificate evidencing shares of Series A Convertible Preferred Stock, and in the case of any such loss, theft or destruction, upon receipt of an unsecured indemnity from the holder reasonably satisfactory to the Corporation or, in the case of such mutilation upon surrender of such certificate, the Corporation will (at its expense) execute and deliver in lieu of such certificate a new certificate of like kind representing the number of shares of Series A Convertible Preferred Stock represented by such lost, stolen, destroyed or mutilated certificate and dated the date of such lost, stolen, destroyed or mutilated certificate.

H. Protective Provisions.

1. So long as any shares of Series A Convertible Preferred Stock are outstanding, the Corporation shall not, without the approval by vote or written consent of all of the holders of the then outstanding shares of Series A Convertible Preferred Stock, voting together as a single class:

(a) alter, amend or repeal (whether by merger, consolidation or otherwise) any of the rights, preferences or privileges of the Series A Convertible Preferred Stock or any capital stock of the Corporation so as to affect adversely the Series A Convertible Preferred Stock;

(b) make any offer to purchase shares of Series A Convertible Preferred Stock from the holders thereof other than on a pro rata basis; or

(c) amend any provisions of this Section H.1.

2. So long as at least 25,000 shares of Series A Convertible Preferred Stock are outstanding, the Corporation shall not take any of the following corporate actions without the approval by vote or written consent of the holders of at least a majority of the then outstanding shares of Series A Convertible Preferred Stock, voting together as a single class:

(a) create any new class or series of capital stock having a preference over the Series A Convertible Preferred Stock as to distribution of assets upon liquidation, dissolution or winding up of the Corporation;

(b) increase the authorized number of shares of Series A ConvertiblePreferred Stock;

(c) enter into, directly or indirectly, any transaction or series of related transactions, including the purchase, sale, lease or exchange of any property or the rendering of any service, with or for the benefit of any Affiliate (as defined herein) of the Corporation, other than a wholly owned subsidiary, unless the terms of such transaction or transactions are not less favorable to the Corporation than those that could be obtained at the time of such transaction in arm’s length dealings with a person or entity who is not such an Affiliate. For the purposes hereof, an “Affiliate” shall mean any person or entity, directly or indirectly, controlling or controlled by or under direct or indirect common control with the Corporation;

(d) take any action that results in a long term debt-to-equity ratio of the Corporation of greater than fifty (50%);

(e) enter into any agreement or instrument that would limit the ability of the Corporation to pay, or prohibit the Corporation from paying, dividends on the Series A Convertible Preferred Stock as provided herein; or

(f) amend any provisions of this Section H.2.

I. Notices of Record Date. In the event of (i) any taking by the Corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend or other distribution, or any right to subscribe for, purchase or otherwise acquire any shares of capital stock of any class or any other securities or property, or to receive any other right (ii) any capital reorganization of the Corporation, any reclassification or recapitalization of the capital stock of the Corporation, any merger or consolidation of the Corporation, or any transfer of all or substantially all of the assets of the Corporation to any other corporation, or any other entity or person, or any disposition of more than 50% of the voting power of the Corporation, or (iii) any voluntary or involuntary dissolution, liquidation or winding up of the Corporation, then and in each such event the Corporation shall mail or cause to be mailed to each holder of Series A Convertible Preferred Stock a notice specifying (a) the date on which any such record is to be taken for the purpose of such dividend, distribution or right and a description of such dividend, distribution or right, (b) the date on which any such reorganization, reclassification, recapitalization, transfer, consolidation, merger, dissolution, liquidation or winding up is expected to become effective, and (c) the time, if any, that is to be fixed, as to when the holders of record of Series A Convertible Preferred Stock shall be entitled to exchange their shares of Series A Convertible Preferred Stock for securities or other property deliverable upon such reorganization, reclassification, recapitalization, transfer, consolidation, merger, dissolution, liquidation or winding up. Such notice shall be mailed by first class mail, postage prepaid, at least fifteen (15) days prior to the earlier of (1) the date specified in such notice on which such record is to be taken and (2) the date on which such action is to be taken.

J. Notices. Except as otherwise expressly provided, all notices referred to herein will be in writing and will be delivered by registered or certified mail, return receipt requested, postage prepaid and will be deemed to have been given when so mailed (i) to the Corporation, at its principal executive offices and (ii) to any shareholder, at such holder’s address as it appears in the stock records of the Corporation (unless otherwise indicated in writing by any such holder).

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IN WITNESS WHEREOF, the undersigned has executed this Certificate of Designations and does affirm the foregoing as of this      day of                     , 2005.

AMTECH SYSTEMS, INC.

By:
Its: